Exhibit 99.1

Press Release
www.shire.com

Shire’s Investigational Treatment Lanadelumab Reduces Hereditary Angioedema Monthly Attack Rate by 87% Versus Placebo in Phase 3 26-week Pivotal Trial

-	Significant reduction in monthly Hereditary Angioedema (HAE) attack rate with infrequent subcutaneous administration

-	Data to serve as basis for U.S. BLA filing expected in Q4 2017 to Q1 2018

-	Shire to host Investor Call today at 10 a.m. ET; details below

Lexington, MA – May 18, 2017 – Shire plc (LSE: SHP, NASDAQ: SHPG), the global leader in rare diseases, announces positive topline Phase 3 results for the HELP™ study, a global, multi-center, randomized, double-blind placebo-controlled parallel group trial that evaluated the efficacy and safety of subcutaneously administered lanadelumab versus placebo over 26 weeks in patients 12 years of age or older with Hereditary Angioedema (HAE). Lanadelumab is an investigational treatment being evaluated for the prevention of angioedema attacks in patients with HAE, a rare genetic disease characterized by recurrent swelling of extremities, gastrointestinal tract, and upper airways.

This study met its primary endpoint and all secondary endpoints with highly statistically significant and clinically meaningful results for all three lanadelumab treatment arms compared to placebo. The 300 mg dose administered once every two weeks resulted in a statistically significant reduction in mean HAE attack frequency of 87% compared to placebo (p <0.001). Results were consistent regardless of baseline attack rate. Notably for each of the three lanadelumab regimens studied, whether administered biweekly or monthly, a significantly higher proportion of patients—compared to placebo—were attack free throughout the entire 26 week study period.

This study was representative of the full HAE disease spectrum. Overall, 52% of patients experienced three or more attacks per month at baseline, 65% of patients reported a history of laryngeal attacks and 56% were on long-term prophylaxis (LTP). Ninety percent of patients completed the study. Ninety-six percent of those who completed the study chose to roll-over into the ongoing long-term safety study (HELP™ Study Extension).

“In the U.S., available treatment options include either injections for acute attacks or short-acting intravenous infusions administered twice a week,” said Aleena Banerji, M.D., Massachusetts General Hospital, Boston, MA and clinical trial investigator. “If approved, lanadelumab may offer patients a long-acting treatment option that significantly reduces HAE attacks when administered subcutaneously as infrequently as every four weeks.”

HAE is a rare, genetic disorder estimated to affect about 1 in 10,000 to 1 in 50,000 people worldwide. The condition results in recurrent, localized edema (swelling). The areas of the body most commonly affected are the extremities, gastrointestinal tract, and upper airways. The swelling can be debilitating and painful, potentially impacting both work and education for people living with HAE. Swelling of the throat can be life-threatening due to asphyxiation.

“The possibility of a new way to address the underlying cause of HAE to prevent attacks could transform how we treat the disease in the future,” said Professor Marcus Maurer, M.D., Charité –Universitätsmedizin Berlin, Germany and clinical trial investigator. “Patients with HAE want to live independently and without fear of an angioedema attack.”

Lanadelumab was generally well tolerated over the 26-week treatment period. No treatment-related serious adverse events or deaths were reported. The most common adverse event was injection site pain (29.3% placebo vs. 42.9 % combined lanadelumab arms).

“We are extremely encouraged by these topline Phase 3 results,” said Flemming Ornskov, M.D., M.P.H., Shire Chief Executive Officer, “We have nearly a decade of experience and a strong portfolio and pipeline in HAE and believe these data demonstrate high potential for transforming the way patients living with this condition are treated.”

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Shire plans to submit a biologics license application (BLA) for evaluation by the U.S. Food and Drug Administration (FDA) by late 2017 or early 2018. Lanadelumab has received both Orphan Drug Designation and Breakthrough Therapy Designation from the FDA and Orphan Drug Designation from the European Medicines Agency (EMA).

About the HELP™ Study

The global, multicenter, randomized, parallel group, double-blind, placebo-controlled, Phase 3 trial is the largest prevention study conducted to date treating 125 patients 12 years of age or older with type I/II HAE. Patients were randomized into four arms to receive repeated subcutaneous administrations of lanadelumab 300 mg every two weeks, 300 mg every four weeks, 150 mg every four weeks or placebo in a 2:1 ratio. The volume of drug administered at each injection in the clinical trial was 2 mL, administered subcutaneously as two 1 mL separate injections in the upper arm to maintain the study blind.

The primary efficacy endpoint of the study was the number of investigator-confirmed angioedema attacks observed in each lanadelumab treatment arm versus placebo arm during the 26 week treatment period.

Shire’s Commitment to Hereditary Angioedema (HAE)
Shire is a dedicated, long-term partner to the HAE community with nearly a decade of clinical and real-world experience supporting patients. We believe each patient deserves a right-fit approach to treatment, and our existing portfolio of products currently includes three distinct therapy options. We are committed to serial innovation and rely on our expertise to help fulfill unmet treatment needs for patients with HAE. Beyond our focus on developing novel treatments, we provide specialized services and support offerings that help meet the needs of the HAE community. Learn more at shire.com.

About Lanadelumab

Lanadelumab is an investigational fully human monoclonal antibody that specifically binds and inhibits plasma kallikrein and is being developed as a treatment for the prevention of angioedema attacks in patients with HAE. Lanadelumab is formulated for subcutaneous administration with a half-life of approximately 14 days in patients with HAE.

For further information please contact:

Media Relations
Elizabeth Kalina	ekalina@shire.com	+1 781 482 2713
Katie Joyce	kjoyce@shire.com	+1 781 482 2779

Investor Relations
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 1256 894874

Live conference call for investors:

Shire’s Management Team will host a conference call for investors and analysts today, May 18, 2017 at 10 a.m., EDT.

The details of the conference call are as follows:

UK dial in:	0808 237 0030 or 020 3139 4830
US dial in:	1 866 928 7517 or 1 718 873 9077
International Access Numbers:	Click here
Password/Conf ID:	93795050#
Live Webcast:	Click here

Replay:

A replay of the presentation will be available for two weeks by phone and by webcast for three months.  Replay information can be found on the Investor Relations section of Shire’s website at http://investors.shire.com/.

NOTES TO EDITORS

Stephen Williams, Deputy Company Secretary is responsible for arranging the release of this announcement.

Inside Information

This announcement contains inside information.

About Shire

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Hematology, Immunology, Neuroscience, Ophthalmics, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; and a growing franchise in Oncology.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com

Forward-Looking Statements

Statements included herein that are not historical facts, including without limitation statements concerning future strategy, plans, objectives, expectations and intentions, the anticipated timing of clinical trials and approvals for, and the commercial potential of, inline or pipeline products, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, the following:

•	Shire’s products may not be a commercial success;

•	increased pricing pressures and limits on patient access as a result of governmental regulations and market developments may affect Shire’s future revenues, financial condition and results of operations;

•	Shire conducts its own manufacturing operations for certain of its products and is reliant on third party contract manufacturers to manufacture other products and to provide goods and services. Some of Shire’s products or ingredients are only available from a single approved source for manufacture. Any disruption to the supply chain for any of Shire’s products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis for some period of time;

•	the manufacture of Shire’s products is subject to extensive oversight by various regulatory agencies. Regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to, among other things, significant delays, an increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•	certain of Shire’s therapies involve lengthy and complex processes, which may prevent Shire from timely responding to market forces and effectively managing its production capacity;

•	Shire has a portfolio of products in various stages of research and development. The successful development of these products is highly uncertain and requires significant expenditures and time, and there is no guarantee that these products will receive regulatory approval;

•	the actions of certain customers could affect Shire’s ability to sell or market products profitably. Fluctuations in buying or distribution patterns by such customers can adversely affect Shire’s revenues, financial conditions or results of operations;

•	Shire’s products and product candidates face substantial competition in the product markets in which it operates, including competition from generics;

•	adverse outcomes in legal matters, tax audits and other disputes, including Shire’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on the Company’s revenues, financial condition or results of operations;

•	inability to successfully compete for highly qualified personnel from other companies and organizations;

•	failure to achieve the strategic objectives, including expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits at the time anticipated or at all with respect to Shire’s acquisitions, including NPS Pharmaceuticals Inc., Dyax Corp. or Baxalta Incorporated may adversely affect Shire’s financial condition and results of operations;

•	Shire’s growth strategy depends in part upon its ability to expand its product portfolio through external collaborations, which, if unsuccessful, may adversely affect the development and sale of its products;

•	a slowdown of global economic growth, or economic instability of countries in which Shire does business, as well as changes in foreign currency exchange rates and interest rates, that adversely impact the availability and cost of credit and customer purchasing and payment patterns, including the collectability of customer accounts receivable;

•	failure of a marketed product to work effectively or if such a product is the cause of adverse side effects could result in damage to Shire’s reputation, the withdrawal of the product and legal action against Shire;

•	investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in significant legal costs and the payment of substantial compensation or fines;

•	Shire is dependent on information technology and its systems and infrastructure face certain risks, including from service disruptions, the loss of sensitive or confidential information, cyber-attacks and other security breaches or data leakages that could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

•	Shire incurred substantial additional indebtedness to finance the Baxalta acquisition, which may decrease its business flexibility and increase borrowing costs; and

a further list and description of risks, uncertainties and other matters can be found in Shire’s most recent Annual Report on Form 10-K and in Shire’s subsequent Quarterly Reports on Form 10-Q, in each case including those risks outlined in “ITEM 1A: Risk Factors”, and in Shire’s subsequent reports on Form 8-K and other Securities and Exchange Commission filings, all of which are available on Shire’s website.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by applicable law, we do not undertake any obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

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